Exhibit 99.1(a)
Consent of Director Nominee
Moving iMage Technologies, Inc. is filing a Regulation A Offering Statement on Form 1-A with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Act, in connection with the initial public offering of common stock of Moving iMage Technologies, Inc. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Moving iMage Technologies, Inc. in the Offering Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Offering Statement and any amendments thereto.
/s/ Katherine D. Crothall, Ph.D.

Name: Katherine D. Crothall, Ph.D.